SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. _____)

Filed by the registrant  [X]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:
    [ ]  Preliminary Proxy Statement       [ ]  Confidential, For Use  of the
    [X]  Definitive Proxy Statement             Commission Only (as permitted by
    [ ]  Definitive Additional Materials        Rule 14a-6(e)(2)
    [ ]  Soliciting Material Pursuant to
         Rule 14a-11(c) or Rule 14a-12

                             3D SYSTEMS CORPORATION
--------------------------------------------------------------------------------

                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X]  No Fee Required
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

     (1)  Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transactions applies:


--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


--------------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:


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[X]  Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:


--------------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement no.:


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     (3)  Filing party:


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     (4)  Date filed:

                             3D SYSTEMS CORPORATION

              -----------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
              -----------------------------------------------------


TIME

     10:00 a.m. Mountain Daylight Time on Thursday, May 20, 1999

PLACE

     Grand Vista Hotel
     2790 Crossroads Blvd.
     Grand Junction, Colorado 81506

ITEMS OF BUSINESS

     (1) To elect two Class III members of the Board of Directors for three year terms.
     (2) To amend the Company's 1996 Stock Incentive Plan to increase the number of authorized shares by 800,000.
     (3) To vote on a stockholder proposal to amend the Executive Incentive Compensation Plan.
     (4) To transact such other business as may properly come before the Meeting and any adjournment or postponement.

RECORD DATE

     You can vote if at the close of business on April 6, 1999 you are a stockholder of the Company.

PROXY VOTING

     All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote promptly by signing and returning the enclosed proxy card, or if you hold your shares in street name, by accessing the World Wide Web site indicated on your proxy card to vote via the Internet.






                                           /s/ A. Sidney Alpert

April 26, 1999                             A. Sidney Alpert
                                           VICE PRESIDENT, GENERAL COUNSEL AND
                                           SECRETARY

                                                          3D SYSTEMS CORPORATION
                                                               26081 AVENUE HALL
                                                      VALENCIA, CALIFORNIA 91355
PROXY STATEMENT
--------------------------------------------------------------------------------

        These proxy materials are delivered in connection with the solicitation by the board of directors of 3D Systems Corporation, a Delaware corporation ("3D Systems," the "Company," "we," or "us"), of Proxies to be voted at our 1999 Annual Meeting of Stockholders and at any adjournments or postponements.

        You are invited to attend our annual meeting of stockholders on Thursday May 20, 1999, beginning at 10:00 a.m. Mountain Daylight Time. The meeting will be held at the Grand Vista Hotel, 2790 Crossroads Blvd., Grand Junction, Colorado 81506.

SHAREHOLDERS ENTITLED TO VOTE. Holders of 3D Systems common stock at the close of business on April 6, 1999 are entitled to receive this notice and to vote their shares at the annual meeting. Common stock is the only outstanding class of securities of the Company entitled to vote at the annual meeting. As of April 6, 1999, there were 11,389,310 shares of Common Stock outstanding.

PROXIES. Your vote is important. If your shares are registered in your name, you are a share owner of record. If your shares are in the name of your broker or bank, your shares are held in street name. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. All share owners can vote by written proxy card. All street name share owners can also vote by proxy via the Internet, pursuant to the instructions set forth on your proxy card. Your submitting the enclosed Proxy will not limit your right to vote at the annual meeting if you later decide to attend in person. If your shares are held in street name, you must obtain a Proxy, executed in your favor, from the holder of record to be able to vote at the meeting. If you are a record holder, you may revoke your Proxy at any time before the meeting either by filing with the Secretary of the Company, at its principal executive offices, a written notice of revocation or a duly executed Proxy bearing a later date, or by attending the annual meeting and expressing a desire to vote your shares in person.

INTERNET VOTING BY SHARES HELD IN STREET NAME. A number of brokerage firms and banks offer Internet voting options. The Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Specific instructions to be followed by owners of shares of common stock held in street name are set forth on your proxy card. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

QUORUM. The presence, in person or by Proxy, of a majority of the votes entitled to be cast by the stockholders entitled to vote at the annual meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in the number of shares present at the annual meeting for determining the presence of a quorum.

VOTING. Each share of 3D Systems common stock is entitled to one vote on each matter properly brought before the meeting. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to stockholders and will have the same effect as negative votes, while broker non-votes will not be counted as votes cast for or against such matters.

ELECTION OF DIRECTORS. The two nominees for Class III director receiving the highest number of votes at the annual meeting will be elected. If any nominee is unable or unwilling to serve as a director at the time of the annual meeting the Proxies will be voted for such other nominee(s) as shall be designated by the current board of directors to fill any vacancy. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

AMENDMENT OF 1996 STOCK INCENTIVE PLAN. The approval of the amendment to the 1996 Stock Incentive Plan will require the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting.

STOCKHOLDER PROPOSAL TO AMEND THE EXECUTIVE INCENTIVE COMPENSATION PLAN. The approval of the stockholder proposal to amend the Executive Incentive Compensation Plan will require the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting.

OTHER MATTERS. All other matters that may properly come before the meeting require for approval the favorable vote of a majority of shares voting at the meeting in person or by Proxy. At the date this proxy statement went to press, we do not know of any other matter to be raised at the annual meeting.



ITEM 1: ELECTION OF DIRECTORS
--------------------------------------------------------------------------------


        Item 1 is the election of two members of the board of directors. The board of directors is grouped into three classes, as nearly equal in number as possible. Directors hold office for staggered terms of three years. One of the three classes is elected each year to succeed the directors whose terms are expiring.

        The Class III directors whose terms expire at the 1999 Annual Meeting are Charles W. Hull and Ian L. White-Thomson. The board of directors has nominated Messrs. Hull and White-Thomson to serve as Class III directors for terms expiring in 2002. The Class I directors are serving terms that expire in 2000, and the Class II directors are serving terms that expire in 2001.

        Unless otherwise instructed, the proxy holders will vote the Proxies received by them for the nominees named below. If any nominee is unwilling to serve as a director at the time of the annual meeting, the proxies will be voted for such other nominee(s) as shall be designated by the then current board of directors to fill any vacancy. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED BELOW.

        The Board of Directors proposes the election of the following nominees as Class III directors:

                                 Charles W. Hull
                              Ian L. White-Thomson

        If elected, Mr. Hull and Mr. White-Thomson are expected to serve until the 2002 Annual Meeting of stockholders. The two nominees for election as Class III directors at the annual meeting who receive the highest number of affirmative votes will be elected.

        The principal occupation and certain other information about the nominees, other directors whose terms of office continue after the annual meeting, and certain executive officers are set forth below and on the following pages.

CLASS III DIRECTOR NOMINEES: TERMS EXPIRING IN 2002

CHARLES W. HULL

     Mr. Hull served as Chief Technology Officer and Vice Chairman of the Board of the Directors of the Company from April 1997 until his retirement on February 28, 1999. From August 1993 until April 1997, Mr. Hull served as President and Chief Operating Officer of the Company. From March 1986 until April 1997, Mr. Hull also served as President of 3D Systems, Inc., a California corporation ("3D California") which is an indirect wholly-owned subsidiary of the Company through which substantially all of its business and operations are conducted. From January 1980 to March 1986, Mr. Hull was Vice President of UVP, Inc., a systems manufacturing company. The Company's stereolithography technology was developed by Mr. Hull while he was employed by UVP, Inc.
     DIRECTOR SINCE: 1993     AGE: 59

IAN L. WHITE-THOMSON

     Since 1995, Mr. White-Thomson has served as Chief Executive Officer of Rio Tinto Borax Limited. Mr. White-Thomson was associated with U.S. Borax Inc. until December 1998 and served as its Chairman since 1996, President and Chief Executive Officer since 1988, and director since 1973. He was selected as Manufacturer of the Year in 1997 by the California Manufacturers' Association. Mr. White-Thomson is a director of KCET Community Television of Southern California and Oryx Energy Company, where he is also a member of the compensation committee.
     DIRECTOR SINCE: 1998     AGE: 61

CLASS I DIRECTORS: TERMS EXPIRING IN 2000

DONALD S. BATES

     Mr. Bates currently is, and since 1988 has been, an independent management consultant. In January 1997, Mr. Bates became a member of the board of directors of Glenayre Technologies, Inc. From October 1984 until March 1986, Mr. Bates was President and Chief Operating Officer of Piezo Electric Products, Inc., a piezoelectric and thermistor engineering and component manufacturing company, and served on that company's board of directors from October 1984 until April 1989. From November 1983 to April 1986, Mr. Bates served as a member of the board of directors of Communications Industries, Inc., a provider of paging services and manufacturer of communication related equipment. Mr. Bates served as President of the United Telecom Computer Group, Inc., a subsidiary of United Telecommunications Inc. (now Sprint), from September 1981 until June 1983. Prior to his retirement after 30 years, Mr. Bates was employed at General Electric Company in various financial and general management capacities and, from January 1980 until September 1981, was Senior Vice President and Group Executive of that company's Information & Communications Systems Group.
     DIRECTOR SINCE: 1995     AGE: 70
     MEMBER: AUDIT, COMPENSATION AND NOMINATING COMMITTEES

JIM D. KEVER

     Mr. Kever has been associated with Envoy Corporation as the President and Co-Chief Executive Officer since August 1995, and as a director since its incorporation in August 1981. Prior to August 1995, he served as the Company's Executive Vice President, Secretary and General Counsel from the date of incorporation until assuming the title of President and Co-Chief Executive Officer. Mr. Kever also is a Director of Transaction Systems Architects, Inc., a supplier of electronic payment software products and network integration solutions as well as Luminex Corporation, a value-added manufacturer of laboratory testing equipment. He is also on the board of Synthesis Technology, a health care software company, and Nichols TXEN, a healthcare TPA processing company.
     DIRECTOR SINCE: 1996     AGE: 46
     MEMBER: AUDIT, COMPENSATION AND NOMINATING COMMITTEES

G. WALTER LOEWENBAUM II

     Mr. Loewenbaum has been a director of the Company since March 1999, serving as Vice Chairman of the Board. Since 1990, he has served as Chairman and Chief Executive Officer of Loewenbaum & Company (formerly Southcoast Capital Corp.), an investment banking and investment management firm that he founded. From 1979 to 1990, he held a variety of positions at Morgan Keegan, an investment banking firm, ultimately serving as Managing Director and Senior Vice President of its international institutional sales division.
     DIRECTOR SINCE: 1999     AGE: 54


CLASS II DIRECTORS: TERMS EXPIRING IN 2001

ARTHUR B. SIMS

     Mr. Sims has served as Chief Executive Officer and Chairman of the Board of 3D Systems since August 1993 and, since September 1991, has also served as Chief Executive Officer of 3D Systems, Inc. From September 1990 to September 1991, Mr. Sims was an independent management consultant. From 1989 until September 1990, he was Chief Executive Officer and President of Quadratron Systems Incorporated, a developer and marketer of office automation software. From 1988 to 1989, Mr. Sims served as President and Chief Executive Officer of CPT Corporation, an office automation systems company. Prior thereto, he served for four years as corporate Vice President and President of Computer Science Corp.'s Industry Services Group and, for one year prior thereto, served as President and Chief Executive Officer of United Information Systems. Mr. Sims was previously associated with IBM and General Electric Company. Mr. Sims currently serves as a member of the board of directors of Structural Dynamics Research Corporation, a leading supplier of mechanical design automation software, product data management software and related services.
     DIRECTOR SINCE: 1993     AGE: 61
     MEMBER: NOMINATING COMMITTEE

RICHARD D. BALANSON

     Dr. Balanson has served as President and Chief Operating Officer of the Company since April 1997. From November 1996 to April 1997, Dr. Balanson served as Executive Vice President, Development and Manufacturing of the Company. From June 1994 to May 1996, Dr. Balanson was Executive Vice President, General Manager, and a member of the board of directors of Maxtor Corporation, a major supplier of computer disk drives, where he was responsible for engineering, manufacturing, materials, sales and marketing. From March 1992 to May 1994, Dr. Balanson served as President and Chief Operating Officer of Applied Magnetics Corporation, a major OEM components supplier to manufacturers of disk and tape drives. From 1975 to 1992, Dr. Balanson was associated with IBM. DIRECTOR SINCE: 1997 AGE: 49

MIRIAM V. GOLD

     Ms. Gold has served as the Vice President of Regulatory Affairs and as Assistant General Counsel of Ciba Specialty Chemicals, Inc. since December 1996. Ms. Gold was associated with Ciba-Geigy Corporation, Ardsley, New York, ("CGNY") from 1977 to December 1996. Ms. Gold served as Vice President, Regulatory Affairs of CGNY from May 1995 to December 1996 and as Assistant General Counsel of CGNY from 1992 to December 1996. Prior thereto, Ms. Gold served as Division Counsel of CGNY since 1987. From 1983 to 1987, Ms. Gold served as Associate Division Counsel of CGNY. DIRECTOR
     SINCE: 1994    AGE: 49
     MEMBER: AUDIT AND COMPENSATION COMMITTEES

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS


MEETINGS AND COMMITTEES. The board of directors held five meetings during fiscal 1998. The board of directors has an Audit Committee, Compensation Committee and Nominating Committee.

        The Audit Committee currently consists of Donald S. Bates, Miriam V. Gold and Jim D. Kever. The Audit Committee recommends the engagement of the Company's independent public accountants, reviews the scope of the audit to be conducted by such independent public accountants, and periodically meets with the independent public accountants and the Chief Financial Officer of the Company to review matters relating to the Company's financial statements, the Company's accounting principles and its system of internal accounting controls, and reports its recommendations as to the approval of the financial statements of the Company to the board of directors. Three meetings of the Audit Committee were held during fiscal 1998.

        The Compensation Committee currently consists of Donald S. Bates, Miriam
V. Gold and Jim D. Kever. The Compensation Committee is responsible for considering and making recommendations to the board of directors regarding executive compensation and is responsible for administering the Company's stock option and executive incentive compensation plans. Five meetings of the Compensation Committee were held during fiscal 1998.

        The Nominating Committee currently consists of Donald S. Bates, Jim D. Kever and Arthur B. Sims. The Nominating Committee is responsible for considering and recommending qualified candidates for election to the board of directors. Two meetings of the Nominating Committee were held during fiscal 1998.

        No director attended less than 75% of all the meetings of the board of directors and those committees on which he or she served in fiscal 1998.

DIRECTORS' COMPENSATION. The Company pays its non-employee Directors an annual retainer of $15,000, plus $1,500 for each board meeting attended either in person or telephonically and $1,500 for attendance at each committee meeting not held on a day that board meetings were held. In addition, non-employee directors each receive an annual automatic grant of ten-year options to purchase, at the fair market value of the Common Stock on the date of grant, 7,500 shares of Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The Company has no interlocking relationships involving any of its Compensation Committee members which would be required by the Securities and Exchange Commission to be reported in this proxy statement, and no officer or employee of the Company serves on its Compensation Committee.

ITEM 2: INCREASE OF SHARES UNDER THE 1996 STOCK INCENTIVE PLAN
--------------------------------------------------------------------------------


        The board of directors proposes that the stockholders approve an amendment (the "Amendment") to the Company's 1996 Stock Incentive Plan (the "1996 Plan") to increase the number of shares reserved for issuance under the 1996 Plan from 1,300,000 to 2,100,000 shares.

        The 1996 Plan is an integral part of the Company's compensation program. The 1996 Plan provides incentives in the form of grants of stock options and other rewards. The objective of these incentives is to advance the longer term interests of the Company and its stockholders by providing incentives tied to the performance of the Company's stock. Options provide rewards to employees upon the creation of incremental stockholder value and the attainment of long-term earnings goals. The 1996 Plan also encourages officers to acquire a larger personal financial interest in the Company through stock ownership. It is also anticipated that the 1996 Plan will further enable the Company to attract and retain highly qualified executives.

        The board of directors believes it is in the best interests of the Company to continue to make substantial use of stock-based incentives to attract, retain and motivate qualified employees. Accordingly, following the recommendation of the Compensation Committee of the board of directors (the "Committee"), on March 5, 1999 the board resolved to amend the 1996 Plan to increase the number of shares reserved for issuance under the 1996 Plan and is submitting this Amendment to the stockholders for their approval at the annual meeting. As of the Record Date, options to purchase 1,024,554 shares were outstanding under the 1996 Plan and only 194,173 shares were available for future grants.

        Of the 800,000 additional shares available by reason of the amendment, the Committee has, prior to the date of this proxy statement, granted options to Mr. Arthur Sims to purchase 100,000 shares of the common stock, subject to approval of the Amendment by the Company's stockholders at the annual meeting. The exercise price of the options granted to Mr. Sims shall be equal to 115% of the closing sale price of the Common Stock over a ten trading day period following stockholder approval of the Amendment and shall vest in four equal annual installments commencing on the first anniversary of the date of grant.

        The following summary briefly describes the principal features of the 1996 Plan and is qualified in its entirety by reference to the full text of the 1996 Plan, a copy of which is incorporated herein by reference to the Company's Registration Statement on Form S-8 filed on September 12, 1996.

        GENERAL. Employees of the Company or any of its current or future subsidiaries are eligible to be considered for the grant of awards under the 1996 Plan. The maximum number of shares of common stock that may be issued pursuant to awards granted under the 1996 Plan is currently 1,300,000, subject to certain adjustments to prevent dilution. Any shares of common stock subject to an award which for any reason expires or terminates unexercised are again available for issuance under the 1996 Plan.

        The 1996 Plan is administered by the Compensation Committee. Subject to the provisions of the 1996 Plan, the Committee has full and final authority to select the employees to whom awards will be granted thereunder, to grant the awards and to determine the terms and conditions of the awards and the number of shares to be issued pursuant thereto.

        AWARDS. The 1996 Plan authorizes the Committee to enter into any type of arrangement with an eligible employee that, by its terms, involves or might involve the issuance of (1) shares of common stock, (2) an option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to the common stock, or (3) any other security or benefit with a value derived from the value of the common stock. The maximum number of shares of common stock with respect to which options or rights may be granted under the 1996 Plan to any employee during any fiscal year is 100,000, subject to certain adjustments to prevent dilution.

        Awards under the 1996 Plan are not restricted to any specified form or structure and may include arrangements such as sales, bonuses and other transfers of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock or securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. An award may consist of one such arrangement or two or more such arrangements in tandem or in the alternative. An award may provide for the issuance of common stock for any lawful consideration, including services rendered or, to the extent permitted by applicable state law, to be rendered. (Currently, Delaware law does not permit the issuance of common stock for services to be rendered.)

        An award granted under the 1996 Plan to an employee may include a provision conditioning or accelerating the receipt of benefits, either automatically or in the discretion of the Committee, upon the occurrence of specified events, such as a change of control of the Company, an acquisition of a specified percentage of the voting power of the Company or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of the Company or other significant corporate transaction. Any stock option granted to an employee may be an incentive stock option or a non-qualified stock option. See "Federal Income Tax Treatment" below.

        An award under the 1996 Plan may permit the recipient to pay all or part of the purchase price of the shares or other property issuable pursuant to the award, and/or to pay all or part of the recipient's tax withholding obligations with respect to such issuance, by delivering previously owned shares of capital stock of the Company or other property, or by reducing the amount of shares or other property otherwise issuable pursuant to the award. If an option granted under the 1996 Plan permitted the recipient to pay for the shares issuable pursuant thereto with previously owned shares, the option may grant the recipient the right to "pyramid" his or her previously owned shares, I.E., to exercise the option in successive transactions, starting with a relatively small number of shares and, by a series of exercises using shares acquired from each transaction to pay the purchase price of the shares acquired in the following transaction, to exercise the option for a larger number of shares with no more investment than the original share or shares delivered.

        1996 PLAN DURATION. The 1996 PLAN became effective upon its adoption by the Board of Directors on March 21, 1996. No awards may be granted under the 1996 PLAN after March 21, 2006. Although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of Common Stock may be issued pursuant to any award made after March 21, 2006.

        AMENDMENTS. The Committee may amend or terminate the 1996 PLAN at any time and in any manner, PROVIDED, no recipient of any award may, without his or her consent, be deprived thereof or of any of his or her rights thereunder or with respect thereto as a result of such amendment or termination; and if any rule or regulation promulgated by the Securities and Exchange Commission (the "Commission"), the Internal Revenue Service or any national securities exchange or quotation system upon which any of the Company's securities are listed requires that any such amendment be approved by the Company's stockholders, then such amendment will not be effective until it has been approved by the Company's stockholders.

        EFFECT OF SECTION 16(B) OF THE SECURITIES EXCHANGE ACT OF 1934. The acquisition and disposition of Common Stock by officers, directors and more than 10% stockholders of the Company ("Insiders") pursuant to awards granted to them under the 1996 PLAN may be subject to Section 16(b) of the Securities Exchange Act of 1934. Pursuant to Section 16(b), a purchase of Common Stock by an Insider within six months before or after a sale of Common Stock by the Insider could result in recovery by the Company of all or a portion of any amount by which the sale proceeds exceed the purchase price. Insiders are required to file reports of changes in beneficial ownership under Section 16(a) of the Securities Exchange Act of 1934 upon acquisitions and dispositions of shares. Rule 16b-3 provides an exemption from Section 16(b) liability for certain transactions pursuant to certain employee benefit plans. The 1996 PLAN is designed to comply with Rule 16b-3.

        UNITED STATES FEDERAL INCOME TAX CONSEQUENCES. The following is a general discussion of the principal federal income tax consequences under the 1996 Plan. Because the United States federal income tax rules governing options and related payments are complex and subject to change, optionees are advised to consult their tax advisors prior to exercise of options or dispositions of stock acquired pursuant to option exercise. The 1996 Plan does not constitute a qualified retirement plan under Section 401(a) of the Code (which generally covers trusts forming part of a stock bonus, pension or profit-sharing plan funded by the employer and/or employee contributions which are designed to provide retirement benefits to participants under certain circumstances) and is not subject to the Employee Retirement Income Security Act of 1974 (the pension reform law which regulates most types of privately funded pension, profit sharing and other employee benefit plans).

        CONSEQUENCES TO EMPLOYEES: INCENTIVE STOCK OPTIONS. No income is recognized for federal income tax purposes by an optionee at the time an Incentive Stock Option is granted, and, except as discussed below, no income is recognized by an optionee upon his or her exercise of an Incentive Stock Option. If the optionee disposes of the shares received upon exercise after two years from the date such option was granted and after one year from the date such option is exercised, the optionee will recognize long-term capital gain or loss when he or she disposes of his or her shares. Such gain or loss generally will be measured by the difference between the exercise price of the option and the amount received for the shares at the time of disposition. If the optionee disposes of shares acquired upon exercise of an Incentive Stock Option within two years after being granted the option or within one year after acquiring the shares, any amount realized from such disqualifying disposition will be taxable at ordinary income rates in the year of disposition to the extent that (i) the lesser of (a) the fair market value of the shares on the date the Incentive Stock Option was exercised or (b) the fair market value at the time of such disposition exceeds (ii) the Incentive Stock Option exercise price. Any amount realized upon disposition in excess of the fair market value of the shares on the date of exercise will be treated as short-term or long-term capital gain, depending upon the length of time the shares have been held. The use of stock acquired through exercise of an Incentive Stock Option to exercise an Incentive Stock Option will constitute a disqualifying disposition if the applicable holding period requirements have not been satisfied. For alternative minimum tax purposes, the excess of the fair market value of the stock as of the date of exercise over the exercise price of the Incentive Stock Option is included in computing that year's alternative minimum taxable income. However, if the shares are disposed of in the same year, the maximum alternative minimum taxable income with respect to those shares is the gain on disposition. There is no alternative minimum taxable income from a disqualifying disposition in subsequent years.

        CONSEQUENCES TO EMPLOYEES: NON-STATUTORY OPTIONS. No income is recognized by an optionee at the time Non-Statutory Options are granted under the 1996 Plan. In general, at the time shares are issued to an optionee pursuant to exercise of Non-Statutory Options, the optionee will recognize income taxable at ordinary income tax rates equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of such shares. An optionee will recognize gain or loss on the subsequent sale of shares acquired upon exercise of Non-Statutory Options in an amount equal to the difference between the selling price and the tax basis of the shares, which will include the price paid plus the amount included in the optionee's taxable income by reason of the exercise of the Non-Statutory Options. Provided the shares are held as a capital asset, any gain or loss resulting from a subsequent sale will be short-term or long-term capital gain or loss depending upon the length of time the shares have been held.

        CONSEQUENCES TO COMPANY: INCENTIVE STOCK OPTIONS. The Company will not be allowed a deduction for federal income tax purposes at the time of the grant or exercise of an Incentive Stock Option. There are also no United States federal income tax consequences to the Company as a result of the disposition of shares acquired upon exercise of an Incentive Stock Option if the disposition is not a disqualifying disposition. At the time of a disqualifying disposition by an optionee, the Company will be entitled to a deduction for the amount received by the optionee to the extent that such amount is taxable to the optionee at ordinary income tax rates.

        CONSEQUENCES TO COMPANY: NON-STATUTORY OPTIONS. The Company generally will be entitled to a deduction for United States federal income tax purposes in the same year and in the same amount as the optionee is considered to have recognized income taxable at ordinary income tax rates in connection with the exercise of Non-Statutory Options. In certain instances, the Company may be denied a deduction for compensation attributable to awards granted to certain officers of the Company to the extent such compensation exceeds $1,000,000 in a given year.

        BOARD RECOMMENDATION AND VOTE. The approval of the amendment to the 1996 Stock Incentive Plan will require the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting. The Board is of the opinion that the Amendment is in the best interests of the Company and recommends a vote for the approval of the Amendment. All Proxies will be voted to approve the Amendment unless a contrary vote is indicated on the enclosed Proxy card.

ITEM 3: STOCKHOLDER PROPOSAL
--------------------------------------------------------------------------------


        Mr. Raymond Thweatt, with an address of 2680 Greenfield, Berkley, Michigan 48072, beneficial owner of 5,000 shares of common stock, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

        "I propose that any Executive Officers won't be able to receive any annual (the "1998 Cash Incentive Plan") award unless the common 3D Systems Stock has increase in value from the last annual meeting to the present meeting date by a least five per-cent. Value refers to the asking price per share of 3D System's stock at the close of the stock market on each annual meeting. I propose that (the "1998 Cash Incentive Plan") award would be changed from receiving annual cash incentive Award to receiving 3D Systems common stock."

REASONS: "The stockholders are not getting their fair share on their investment at the present time. This proposal will increase the value of the stock. So more investors would buy 3D Systems common stock."

COMPANY RESPONSE: The board of directors has developed an overall executive compensation program that it believes encourages the executives of the Company to make responsible business decisions which result in Company performance that benefits the stockholders. Under the Executive Incentive Compensation Plan, described on page 15 of this Proxy Statement, executive officers are eligible to receive an annual cash incentive award based, in part, upon the attainment of specified levels of earnings and revenue by the Company as determined at the beginning of the fiscal year and individual non-financial objectives which are designed to measure each officer's overall contribution to the Company and the particular division over which he or she is assigned supervisory responsibility. The board of directors believes that achieving certain financial objectives is important to the Company and that the establishment of those objectives as well as the form of compensation provided is best left within the discretion of the Compensation Committee. The board also believes that obtaining certain non-financial objectives, such as the enhancement of the Company's image and reputation, expansion into new markets and the development and success of new products and new marketing programs, also is important to the Company and results in increased stockholder value. With cash incentive awards based on both financial and non-financial objectives, executives benefit when the value of the Company increases. The board of directors believes that providing these kinds of incentives will encourage actions by executives which benefit all stockholders. In 1998, based on the performance of the Company, there were no awards granted to executive officers under the Executive Incentive Compensation Plan.

        The board of directors also believes that the Company's executive compensation program is competitive with those of companies with which the Company competes for executive talent. The Company must remain competitive. If it does not, the board believes that the Company will be less successful attracting and retaining the executive talent it needs to be a market leader. While a compensation package including cash incentive awards will not always retain an executive, the board believes that these types of compensation packages are an appropriate tool to use in seeking to maximize stockholder value.

        BOARD RECOMMENDATION AND VOTE. The approval of the stockholder proposal will require the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting. For the reasons expressed above, the board believes that it is NOT in the stockholders' interest to adopt this proposal and urge you to vote against it. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS STOCKHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------


                           SUMMARY COMPENSATION TABLE

        The following table sets forth, as to the Chief Executive Officer and as to each of the other four most highly compensated officers whose compensation exceeded $100,000 during the last fiscal year (the "Named Executive Officers"), information concerning all compensation paid for services to the Company in all capacities for each of the three years ended December 31 indicated below.



                                                ANNUAL COMPENSATION         LONG TERM COMPENSATION
                                                -------------------         ----------------------
                                                                         NUMBER OF
                                FISCAL YEAR                              SECURITIES
               NAME                ENDED                                 UNDERLYING     ALL OTHER
      PRINCIPAL POSITION (1)    DECEMBER 31,    SALARY      BONUS         OPTIONS      COMPENSATION
      ----------------------    ------------    ------      -----         -------      ------------

     Arthur B. Sims...........      1998      $  308,227  $    --             --      $  3,594 (2)
      Chief Executive Officer       1997         276,466       --             --         3,056 (2)
                                    1996         265,000       --         110,000        6,437 (3)


     Charles W. Hull..........      1998      $  284,952  $    --             --      $  2,094 (2)
      Vice Chairman                 1997         260,817       --             --         1,829 (2)
                                    1996         250,000       --         110,000        6,071 (3)


     Richard D. Balanson (4) .      1998      $  249,222  $    --             --      $115,889 (5)
      President and Chief           1997         225,000    37,500         50,000       35,163 (6)
     Operating    Officer           1996          30,288       --         250,000          --




     Frank J. Spina (7) ......      1998      $  181,731  $  31,281        75,000     $176,520 (8)
      Vice President and Chief      1997          13,461     30,000           --           --
       Financial Officer


     A. Sidney Alpert ........      1998      $  174,154  $  25,000        20,000     $  1,738 (2)
      Vice President, General       1997         157,788        --         35,000          --
        Counsel and Secretary       1996         150,000        --         53,301          --

----------

(1) For a description of the employment contracts between certain officers and the Company, see "Employment Contracts," below.
(2) Consists of the value of insurance premium of employer paid group term life insurance.
(3) Consists of discretionary profit sharing contributions made pursuant to the Company's Section 401(k) plan.
(4)  Dr. Balanson's employment with the Company commenced in November 1996.
(5) Consists of $686 for the value of insurance premium of employer paid group term life insurance and a moving allowance totaling $115,203.
(6) Consists of $608 for value of insurance premium of employer paid group term life insurance and a moving allowance totaling $34,555.
(7)  Mr. Spina's employment with the Company commenced in November 1997.
(8) Consists of $265 for the value of insurance premium of employer paid group term life insurance and a moving allowance totaling $176,255.

                          OPTION GRANTS IN FISCAL 1998

      The following table sets forth certain information regarding the grant of stock options made during fiscal 1998 to the Named Executive Officers.


                                                                                             POTENTIAL
                           NUMBER OF    PERCENT OF                                        REALIZABLE VALUE
                           SECURITIES  TOTAL OPTIONS                                         AT ASSUMED
                           UNDERLYING   GRANTED TO                                       RATE OF STOCK PRICE
                            OPTION     EMPLOYEES IN     EXERCISE OR      EXPIRATION       APPRECIATION FOR
         NAME              GRANTED(1)  FISCAL YEAR(2)   BASE PRICE(3)       DATE           OPTION TERM(4)
         ----              ----------   ------------   -------------    ----------      -------------------
                                                                                            5%         10%
                                                                                            --         ---
Arthur B. Sims.........       -             -               -               -               -           -
Charles W. Hull........       -             -               -               -               -           -
Richard D. Balanson....       -             -               -               -               -           -
Frank J. Spina.........     75,000       12.83 %        $  7.00           1/16/08     $  330,170  $  836,722
A. Sidney Alpert.......     20,000        3.42 %        $  7.00           1/16/08         88,045     223,126

(1) The option grants set forth on this chart vest in four equal annual installments of 25% commencing on the first anniversary from the date of the grant and were granted for a term of 10 years.

(2) Options covering an aggregate of 584,333 shares were granted to eligible persons during fiscal 1998.

(3) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

(4) The potential realizable value is based on the assumption that the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These amounts are calculated pursuant to applicable requirements of the Securities and Exchange Commission and do not represent a forecast of the future appreciation of the Common Stock.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

        The following table sets forth, for each of the Named Executive Officers, certain information regarding the exercise of stock options during fiscal 1998, the number of shares of Common Stock underlying stock options held at fiscal year-end and the value of options held at fiscal year-end based upon the last reported sales price of the Common Stock on the Nasdaq Stock Market's National Market on December 31, 1998 ($7.50 per share).


                                                           Number of Securities
                                 Shares                   Underlying Unexercised             Value of Unexercised
                               Acquired on    Value             Options at                 in-the-Money Options at
                                Exercise     Realized        December 31, 1998                 December 31, 1998
                               --------      --------     ----------------------           -----------------------
Name                                                     Exercisable  Unexercisable    Exercisable     Unexercisable
----                                                     -----------  -------------    -----------     -------------
Arthur B. Sims..............        -             -        310,765         37,500      $ 557,003             -

Charles W. Hull.............        -             -        171,666         55,000      $ 305,664             -

Richard D. Balanson.........        -             -        137,500        162,500            -               -

Frank J. Spina..............        -             -         -              75,000            -           $ 37,500

A. Sidney Alpert............        -             -         39,867         72,900      $     329         $ 10,000


EMPLOYMENT CONTRACTS
--------------------------------------------------------------------------------


        The Company has entered into employment contracts with each of its Named Executive Officers.

        The Company and Arthur B. Sims, the Chief Executive Officer of the Company and 3D Systems, Inc., its California subsidiary ("3D California") entered into an employment agreement, effective October 31, 1994 and amended January 1, 1999 (as amended, the "Employment Agreement"). Pursuant to the Employment Agreement, Mr. Sims is entitled to a base salary of $317,250 per year, subject to increase from time to time at the discretion of the Compensation Committee. Pursuant to the Employment Agreement, the Company granted options to Mr. Sims to purchase 100,000 shares of common stock, subject to approval of the amendment to the 1996 Stock Incentive Plan (the "Amendment") by the stockholders at the annual meeting. The exercise price of the options granted to Mr. Sims shall be equal to 115% of the closing sale price of the common stock over a ten trading day period following approval by stockholders of the Amendment. The Company will grant the stock options within 30 days following approval by the stockholders of the Company of the Amendment. The stock options will also provide for accelerated vesting upon a change of control of the Company. Mr. Sims is also eligible to receive annual bonuses and cash incentive awards (see "Report of Compensation Committee -- Annual Incentives" and "Report of Compensation Committee -- Determination of Chief Executive Officer's Compensation") and, upon the occurrence of a "Triggering Event," the "Special Bonus." A "Triggering Event" is defined as (i) the acquisition of more than 50% (80% in the case of certain current stockholders of the Company) of the outstanding common stock of the Company or 3D California; (ii) a merger in which the Company or 3D California is not the surviving entity; (iii) the sale or transfer of more than 50% of the assets or earning power of the Company; or (iv) the election of a new majority of the Board of Directors of the Company in connection with a contested election. The Special Bonus would be equal to the lesser of (a) $1.0 million; (b) one cent less than three times Mr. Sims' average annual compensation includable in his gross income for the last five years; or
(c) the greater of (i) the maximum amount that would be deductible by the Company under Code Section 162(m) and (ii) 7.5% of the difference between the market value of the Company on the date the transaction giving rise to the Triggering Event is consummated and $109,852,608 (the market value of the Company on the date of the initial employment agreement). The Employment Agreement also permits Mr. Sims, at any time during its term, to terminate his duties as Chief Executive Officer and elect to become a consultant to the Company for up to a four year term for an annual consulting fee of $150,000 plus an additional $250 per hour in any fiscal quarter during which the performance of his consulting duties exceeds 150 hours. After December 31, 2003, Mr. Sims' engagement as an employee with the Company will continue on an "at will" basis. If Mr. Sims' employment is terminated without cause, he will be entitled to severance pay over a period of 24 months at his then-current annual salary, and, if a Triggering Event occurs during the severance period, Mr. Sims will also be entitled to the Special Bonus.

        The Company and Mr. Hull entered into an employment agreement in April 1994, pursuant to which Mr. Hull served as President and Chief Operating Officer of each of the Company and 3D California until April 1997, at which time Mr. Hull was appointed Vice Chairman and Chief Technology Officer of the Company. Pursuant to the agreement, Mr. Hull's initial base salary was $200,000 per year, subject to increase at the discretion of the Board of Directors. Effective November 7, 1994, January 1, 1996, February 1, 1997, and January 1, 1998, the Board of Directors increased Mr. Hull's base salary to approximately $235,000, $250,000, $262,500 and $275,000, respectively. In addition to standard benefits, Mr. Hull is entitled to receive incentive compensation up to a maximum of 60% of his annual base salary based on the achievement of certain operating goals. For the year ended December 31, 1998, Mr. Hull received no incentive compensation. Mr. Hull's employment agreement also permits Mr. Hull, at any time during his employment term, to terminate his duties under the agreement and elect to become a consultant to the Company. Effective February 28, 1999, Mr. Hull terminated his duties under the agreement and Mr. Hull, the Company and 3D California entered into a four year Consulting Agreement pursuant to which Mr. Hull's duties shall include consulting with the Board of Directors and officers of the Company concerning those aspects of the business with which Mr. Hull previously has been concerned, meeting with and aiding in the retention of the existing and future customers of the Company, and assisting the Company in research and development of products and methods of production. Mr. Hull is not required to devote more than 100 hours per fiscal quarter to the performance of his consulting duties under the

Consulting Agreement. As compensation for Mr. Hull's consulting services, the Company shall pay to Mr. Hull $275,000 for the first year, $150,000 for the second year and $100,000 for each of the third and fourth years. All of the stock options granted to Mr. Hull and unexercised as of the date of the Consulting Agreement continue in force and vest in accordance with their terms. Mr. Hull may accept employment for others but only to the extent that the additional activities are not otherwise prohibited by the terms of the employment agreement and the other activities do not impair his ability to discharge fully and completely his consulting duties.

        The Company and Dr. Balanson entered into an employment agreement on October 28, 1996, which was amended on April 17, 1997 to provide for Dr. Balanson's promotion to President and Chief Operating Officer of the Company. Pursuant to the amended agreement, Dr. Balanson's initial base salary was $225,000 per year, subject to increase at the discretion of the Board of Directors. Effective January 1, 1999, the Board of Directors increased Dr. Balanson's base salary to $275,000. In addition to standard benefits, Dr. Balanson is entitled to receive incentive compensation up to a maximum of 75% of his annual base salary based on the achievement of certain operating goals. Dr. Balanson did not receive incentive compensation for fiscal 1998. Dr. Balanson's agreement expires on October 28, 2000 unless sooner terminated pursuant to its terms. After October 28, 2000, Dr. Balanson's engagement with the Company will continue on an "at will" basis. If Dr. Balanson's employment is terminated without cause, he is entitled to severance pay equal to 12 months of his then-current annual salary.

        Effective September 26, 1997, the Company entered into an agreement with Frank J. Spina, pursuant to which Mr. Spina serves as Vice President and Chief Financial Officer. Mr. Spina is paid an annual base salary equal to $175,000 and is eligible to participate in the 1998 Executive Incentive Compensation Plan. Effective January 1, 1999, the Board of Directors increased Mr. Spina's base salary to $186,375. Mr. Spina is an "at will" employee. However, if the Company terminates Mr. Spina's employment without just cause, the Company shall pay to Mr. Spina an amount equal to one-year's base salary.

        Effective December 27, 1995, the Company entered into an agreement with
A. Sidney Alpert, pursuant to which Mr. Alpert serves as Vice President and General Counsel. Mr. Alpert is paid an annual base salary equal to $150,000 and is eligible to participate in the 1998 Executive Incentive Compensation Plan. Effective January 1, 1999, the Board of Directors increased Mr. Alpert's base salary to $181,260. Mr. Alpert is an "at will" employee. However, if the Company terminates Mr. Alpert's employment without just cause, the Company shall pay to Mr. Alpert an amount equal to one-year's base salary.

        Mr. Charles Wilson was employed by the Company as Vice President, Sales and Marketing. Mr. Wilson's employment with the Company ended on February 25, 1999. The Company and Mr. Wilson entered into a Severance Agreement and General Release (the "Separation Agreement") dated March 12, 1999 pursuant to which the Company forgave Mr. Wilson's obligation to repay to the Company $81,086 in relocation expenses paid in connection with the commencement of Mr. Wilson's employment in September 1998. The Company also agreed to reimburse Mr. Wilson for certain other expenses incurred in connection with the commencement of his employment, which expenses, in the aggregate, will not exceed $27,600.


REPORT OF COMPENSATION COMMITTEE

        The Compensation Committee of the board of directors of the Company is charged with the responsibility of administering all aspects of the Company's executive compensation programs. The committee, which is currently comprised of three independent, non-employee directors, also grants all stock options and otherwise administers the Company's 1989 Employee and Director Plan (the "1989 Plan") and is responsible for the administration of the 1996 Stock Incentive Plan (the "1996 Plan"), the 1996 Stock Option Plan for Non-Employee Directors (the "Director Plan") and the 1998 Employee Stock Purchase Plan. Following review and approval by the committee, all determinations pertaining to executive compensation, other than stock option matters, are submitted to the full board for approval.

        TOTAL COMPENSATION. It is the philosophy of the committee that executive compensation should be structured to provide an appropriate relationship between executive compensation and performance of the Company and the share price of the Common Stock, as well as to attract, motivate and retain executives of outstanding abilities and experience. The principal elements of total compensation paid to executives of the Company are as follows:

        BASE SALARY. Base salaries are negotiated at the commencement of an executive's employment with the Company, or upon renewal of his or her employment agreement, and are designed to reflect the position, duties and responsibilities of each executive officer, the cost of living in the area in which the officer is located, and the market for base salaries of similarly situated executives at other companies engaged in businesses similar to that of the Company. Base salaries may be annually adjusted in the sole discretion of the committee to reflect changes in any of the foregoing factors.

        ANNUAL INCENTIVES. The committee believes that executive compensation should be determined with specific reference to the Company's overall performance, as well as the performance of the division or function over which each individual executive has primary responsibility. In this regard, the committee considers both quantitative and qualitative factors. Quantitative items used by the committee in analyzing the Company's performance include sales and sales growth, results of operations and an analysis of actual levels of operating results and sales to budgeted amounts. Qualitative factors include the committee's assessment of such matters as the enhancement of the Company's image and reputation, expansion into new markets and the development and success of new products and new marketing programs.

        The Board of Directors has approved the 3D Systems Corporation Executive Incentive Compensation Plan (the "1999 Incentive Plan"). Under the 1999 Incentive Plan, executive officers are eligible to receive an annual cash incentive award based, in part, upon the attainment of specified levels of earnings and revenue by the Company as determined by the committee at the beginning of the fiscal year and individual non-financial objectives which are designed to measure each officer's overall contribution to the Company and the particular division over which he or she is assigned supervisory responsibility. The non-financial objectives that must be obtained by the Chief Executive Officer, in order to be eligible for an award, are established by the committee. The Chief Executive Officer establishes the non-financial objectives each other executive officer must attain. Officers whose compensation is determined in part by sales commissions paid or payable are not eligible to participate in the 1999 Incentive Plan.

        Under the 1999 Incentive Plan, prior to the commencement of each fiscal year the committee will establish the maximum bonus, as a percentage of base salary, attainable by each participating officer on the basis of the financial performance of the Company and the attainment of non-financial objectives by the officer. No bonuses will be paid unless the Company achieves a threshold earnings level established by the committee.

        The committee attributes various weights to the qualitative factors discussed above based upon their perceived relative importance to the Company at the time compensation determinations are made. Each executive's performance is evaluated with respect to each of these factors, and compensation levels are determined based on each executive's overall performance.

        If the Company achieves a minimum level of earnings, each participant may be eligible for a range of awards based upon the attainment of the earnings, revenue and non-financial objectives. The 1999 Incentive Plan permits the committee to adjust targets or performance results to reflect unusual items which it determines to be extraordinary or non-recurring.

        STOCK INCENTIVE PLAN OPTIONS AND AWARDS. Under the 1996 Plan, the committee is authorized to grant any type of award which might involve the issuance of shares of Common Stock, options, warrants, convertible securities, stock appreciation rights or similar rights or any other securities or benefits with a value derived from the value of the Common Stock. The number of options granted to an individual is based upon a number of factors, including his or her position, salary and performance, and the overall performance and stock price of the Company.

        EXECUTIVE LONG-TERM STOCK INCENTIVE PLAN. The committee also has adopted under the 1996 Plan a stock-based, long-term incentive plan for executive officers. Under this plan, the Company has made loans of up to $60,000 to executive officers of the Company for the purpose of purchasing shares of Common Stock from the Company at the fair market value of the Common Stock at the time of purchase. The plan calls for the loans to be forgiven, in part or whole, if certain profitability targets are met. The purpose of this plan is to align more closely officer interests with stockholder interests by promoting long-term holdings in the Common Stock, thus increasing stockholder value. See "Certain Transactions With Directors and Executive Officers."

        1998 EMPLOYEE STOCK PURCHASE PLAN. The Company also provides under the 1998 Employee Stock Purchase Plan an opportunity for substantially all of its employees to purchase Common Stock at a modest discount to the market price. Pursuant to this plan, employees may allocate annually up to the lesser of $25,000 or 10% of their regular compensation for the purchase of shares of Common Stock.

        DETERMINATION OF CHIEF EXECUTIVE OFFICER'S COMPENSATION. As Chief Executive Officer, Mr. Sims is compensated pursuant to an employment agreement described under "Employment Contracts," above, which became effective October 31, 1994. In determining the overall compensation of Mr. Sims, the committee placed particular emphasis on the growth experienced by the Company since the commencement of Mr. Sims' employment with the Company in late 1991 to the present. In addition, the committee recognized the potential for growth made possible by the infrastructure within the Company created by the Chief Executive Officer. The committee also recognized the importance of maintaining Mr. Sims' salary at a rate competitive with other similarly sized publicly traded companies. During fiscal 1998, total sales of the Company increased from $90,257,000 to $98,117,000. In August 1997, the Company successfully completed the acquisition of the rapid prototyping "Stereos" product line and business from EOS GmbH of Germany, a significant European competitor. As a result of these factors, and others, effective January 1, 1999, the committee increased Mr. Sims' base salary from $297,750 to $317,250. Mr. Sims did not receive a bonus for fiscal 1998, but will be eligible to receive a significant cash incentive award if the Company achieves or exceeds targeted levels of earnings and revenue for fiscal 1999.

        The primary component of the long term compensation of Mr. Sims consists of stock options covering a total of 393,332 shares of common stock that have been granted to him since 1991. The committee believes that this aspect of Mr. Sims' compensation is tied directly to corporate performance and the share price of the common stock, thereby aligning the interests of Mr. Sims and that of the Company's stockholders.

        In connection with its deliberations, the committee seeks, and is significantly influenced by, the views of the Chief Executive Officer with respect to appropriate compensation levels of the other officers. The committee intends to continue its policy of linking executive compensation with maximizing stockholder returns and corporate performance to the extent possible through the programs described above.

        OMNIBUS BUDGET RECONCILIATION ACT IMPLICATIONS FOR EXECUTIVE COMPENSATION. Effective January 1, 1994, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), a public company generally will not be entitled to a deduction for non-performance-based compensation paid to certain executive officers to the extent such compensation exceeds $1.0 million. Special rules apply for "performance-based" compensation, including the approval of the performance goals by the stockholders of the Company.

        All compensation paid to the Company's employees in fiscal 1998 will be fully deductible. With respect to compensation to be paid to Mr. Sims in 1998 and future years, in certain instances such compensation may exceed $1.0 million. However, in order to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible.

                                                          Compensation Committee

                                                                 Donald S. Bates
                                                                 Miriam V. Gold
                                                                 Jim D. Kever

PERFORMANCE GRAPH

        The following graph sets forth the percentage change in cumulative total stockholder return of the Common Stock during the five-year period from December 31, 1993 to December 31, 1998, compared with the cumulative returns of the Nasdaq Stock Market (US Companies) Index and the Index for S & P Technology Sector. The Comparison assumes $100 was invested on January 1, 1994 in the Common Stock and in each of the foregoing indices. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
       AMONG 3D SYSTEMS CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
                      AND THE S & P TECHNOLOGY SECTOR INDEX

                               [GRAPHIC OMITTED]

* $100 INVESTED ON 1/1/94 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING 12/31/98.

                                             TDSC
                                                  Cumulative Total Return
                                        -------------------------------------------------
                                          12/93    12/94    12/95   12/96  12/97  12/98

 3D SYSTEMS CORPORATION      TDSC        100.00      193      452     243    118    143

 NASDAQ STOCK MARKET-US      INAS        100.00       98      138     170    208    294

 S & P TECHNOLOGY SECTOR     ITES        100.00      117      168     238    300    519
 ----------------------------------------------------------------------------------------

CERTAIN TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

        Except as disclosed in this Proxy Statement, neither the nominees for election as Directors of the Company, the Directors or senior officers of the Company nor any stockholder owning more than five percent of the issued shares of the Company, nor any of their respective associates or affiliates, had any material interest, direct or indirect, in any material transaction to which the Company was a party during fiscal 1998, or which is presently proposed.

        See "Employment Contracts" for a summary of employment agreements with certain of the Company's executive officers.

        In January 1998, the Company adopted under the 1996 Plan the Executive Long-Term Stock Incentive Plan pursuant to which the Company offers to loan to its executive officers up to $60,000 to purchase shares of the Common Stock underlying the 1996 Plan. Each of Arthur Sims, Charles Hull, Sidney Alpert, Frank Spina, Martin McGough, Mark Bell (who is no longer employed by the Company), and Richard Balanson has executed a promissory note for the principal amount of $60,000, each of which bears interest at the rate of 6% per annum. Mr. Bell has paid in full his indebtedness to the Company. The notes are secured by the shares of Common Stock purchased. Subject to certain forgiveness provisions set forth below, all principal and accrued interest outstanding under the notes become due and payable upon the earlier to occur of (i) a sale, transfer or other disposition of the shares of Common Stock securing the note; (ii) the termination of the executive's employment with the Company; (iii) the fifth anniversary of the execution of the note; (iv) the sale, lease or other disposition of all or substantially all of the Company's assets to a single purchaser or group of related purchasers; (v) the sale, lease or other disposition, in one transaction or a series of related transactions of the majority of the Company's outstanding capital stock; or (vi) the merger or consolidation of the Company into or with another corporation in which the stockholders of the Company will own less than 50% of the voting securities of the surviving corporation. If during the fiscal year ended December 31, 1998, or a subsequent fiscal year through fiscal year ending December 31, 2003, the Company reports earnings per share of: (a) at least $0.50 per share but less than $1.00 per share, the Company will forgive 1/3rd of the original principal amount of the note, or such smaller amount of principal then outstanding, together with all of the interest accrued on such amount; (b) at least $1.00 per share but less than $1.50 per share, the Company will forgive 2/3rds of the original principal amount of the note, or such smaller amount of principal then outstanding, together with all of the interest accrued on such amount; or (c) at least $1.50 per share, the Company will forgive the entire original principal amount of the note, or such smaller amount of principal then outstanding, together with all interest accrued on such amount; provided, however, that the provisions of clauses (a) and (b) of this sentence shall be applicable to each executive officer only one time.

        Pursuant to a July 1990 distribution agreement with Ciba Specialty Chemicals, Inc., as amended from time to time (together with its affiliates, "CSC"), and subject to conditions set forth in the agreement, the Company is CSC's current exclusive distributor of all photopolymers manufactured by CSC for use in stereolithography and purchased from CSC resins valued at approximately $8,847,000 during fiscal 1998. Subject to certain conditions, so long as CSC provides adequate supplies, the Company is required to fill all of its requirements for its photopolymers through purchases from CSC. Subject to certain conditions, the agreement will remain in effect until either party gives the other six months advance notice of termination.

        In May 1988, the Company entered into a Research and Development Agreement with CSC to develop photopolymers, photopolymerizable monomers and photoinitiators for use with the Company's stereolithography products, which agreement has from time to time been amended. Subject to certain conditions, the Research and Development Agreement will remain in effect until either party gives the other six months advance notice of its decision to terminate the agreement. The parties have agreed that if a change in control (as defined in such agreement) of the Company should occur, at the option of CSC, the Company will be required to pay CSC an amount equal to CSC's deferred research and development costs, as defined in such agreement, of up to $10 million.

        In 1990, 3D California acquired the patents for stereolithography technology from UVP, Inc. ("UVP") in exchange for $9,075,000, $500,000 of which was paid in cash and $350,000 by certain offsets. The balance of the purchase price ($8,225,000) is payable based upon sales levels and subject to certain conditions. For further information with respect to this matter, see
Note 6-B of Notes to Consolidated Financial Statements, which appears in the Company's Annual Report filed on Form 10-K which accompanies this Proxy Statement. Pursuant to a 1987 contract between UVP and Charles W. Hull, a director of the Company, Mr. Hull is entitled to receive from UVP, with respect to his prior relationship with UVP, an amount equal to 10% of all royalties or other amounts received by UVP with respect to the patents, but only after recoupment of certain expenses by UVP. To date, Mr. Hull has received $268,421 from UVP under that agreement.

        Management believes, based on its reasonable judgment, but without further investigation, that the terms of each of the foregoing transactions or arrangements between the Company on the one hand and the affiliates, officers, Directors or stockholders of the Company which were parties to such transactions on the other hand, were, on an overall basis, at least as favorable to the Company as could then have been obtained from unrelated parties.


SHAREHOLDERS AGREEMENT

        CSC is a Swiss-based multinational manufacturer and distributor of specialty chemicals, a 15.15% beneficial shareholder of the Company and the Company's partner in photopolymer development. In December 1996, Ciba-Geigy Limited ("Ciba") completed its merger (the "Merger") with Sandoz Ltd., and in connection therewith, spun off Ciba Specialty Chemicals Holding Inc. ("CSC Holding"), the parent company of CSC, which was formed to hold the worldwide specialty chemicals businesses of Ciba and its affiliates. In connection with this transaction, CSC succeeded to the respective rights and obligations of Ciba and its affiliates under their contracts with the Company.

        Pursuant to a Shareholders Agreement among the Company, CSC, Charles W. Hull, and certain other stockholders and former stockholders of the Company (collectively referred to as the "Founders"), CSC and the Founders, who at February 28, 1999 together beneficially owned an aggregate of 2,364,791 shares of common stock (approximately 20.68% of the outstanding shares of Common Stock), have agreed to vote all of their respective shares to elect and maintain on the Board of Directors of the Company two nominees designated by CSC who are reasonably acceptable to the agent for the Founders (currently Mr. Hull), two nominees designated by the Founders who are reasonably acceptable to CSC, and one or more nominees selected by the four nominees. All decisions of the Founders are made solely by Mr. Hull. The Company has agreed, subject to applicable law, to support the election of the nominees selected by the Founders, CSC and their respective nominees. See "Principal Stockholders."

        Ms. Gold currently is the director designated by CSC, Messrs. Hull and Sims currently are the directors designated by the Founders and Messrs. Balanson, Bates, Kever, Loewenbaum and White-Thomson currently are the directors designated by the other three directors.

PRINCIPAL STOCKHOLDERS
--------------------------------------------------------------------------------


        The following table sets forth as of February 28, 1999, unless otherwise indicated, certain information relating to the ownership of Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock (11,389,310 shares), (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all of the Company's executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each such person has the sole voting and investment power with respect to the shares owned. The address of each person listed is in care of the Company, 26081 Avenue Hall, Valencia, California 91355, unless otherwise set forth below such person's name.

                                                             Number of Shares
                                                             of Common Stock
                   Name and Address                         Beneficially Owned(1)    Percent(1)
                   ----------------                         ---------------------    ----------

DIRECTORS:
Charles W. Hull.........................................       2,364,791  (2) (3)      20.68

G. Walter Loewenbaum, II................................         716,094  (4)           6.29

Arthur B. Sims..........................................         334,495  (5)           2.86

Richard D. Balanson.....................................         197,981  (6)           1.72

Jim D. Kever............................................          20,000  (7)              *

Miriam V. Gold..........................................          14,466  (8)              *

Donald S. Bates.........................................          11,833  (9)              *

Ian L. White-Thomson....................................             500                   *


NON-DIRECTOR NAMED EXECUTIVE OFFICERS:
A. Sidney Alpert........................................          74,141  (10)             *

Frank J. Spina..........................................          37,647  (11)             *

5% HOLDERS:
Ciba Specialty Chemicals, Inc...........................       2,364,791  (3)          20.68
 885 Georgia Street, Suite 2200, Vancouver, B.C. V6C3E8

Dimensional Fund Advisers Inc...........................         619,100  (12)          5.44
  1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401

The Clark Estates, Inc..................................         594,272  (13)          5.22
  30 Wall Street, New York, NY 10005

Directors and officers as a group (11 persons)..........       3,799,903  (14)         31.28

*     Less than one percent.

(1) Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding at February 28, 1999.

(2) Includes (a) 438,889 shares of common stock held in the Charles William Hull and Charlene Antoinette Hull 1992 Revocable Living Trust for which Mr. and Mrs. Hull serve as trustees and (b) 180,416 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to April 29, 1999. Excludes 3,561 shares of common stock held of record by Mr. Hull's adult daughter, with respect to which Mr. Hull disclaims beneficial ownership.

(3) Shares of common stock listed as beneficially owned by Ciba Specialty Chemicals, Inc. ("CSC") are owned of record by CSC Holding, the parent of CSC. Pursuant to Rule 13d-3 under the Exchange Act, CSC and Charles W. Hull (together, the "Control Group") may be deemed to beneficially own all shares of common stock held by each of them with respect to an agreement, pursuant to which the Control Group has the right to direct the voting of such shares with respect to the election of directors of the Company (see "Shareholders Agreement"). The Control Group has the power to direct the voting with respect to the election of directors of the Company of an aggregate of 2,364,791 shares. As of February 28, 1999, the number of shares of common stock beneficially owned by the Control Group which each member thereof had sole investment power and the sole power to vote for matters other than the election of directors was as follows (the percentages set forth below have been calculated assuming all shares of common stock reserved for issuance upon exercise of stock options granted to any directors or Named Executive Officers which are or will become exercisable on or prior to April 29, 1999 are outstanding as of February 28, 1999):

                                               NUMBER OF SHARES   PERCENT OF ALL
                                                                   OUTSTANDING
                                                                      SHARES

         Charles W. Hull.....................      639,425            5.53 %
         Ciba Specialty Chemicals, Inc.......    1,725,366           15.15 %
                                                 ---------           -------

                   Total                         2,364,791           20.68 %
                                                 =========           =======

(4) Includes (a) 40,799 shares held in the name of Lillian Shaw Loewenbaum, Mr. Loewenbaum's wife, (b) 41,933 shares held in the name of the Loewenbaum 1992 Trust for which Mr. and Mrs. Loewenbaum serve as trustees, (c) 143,466 shares held in the name of the Guaranty & Trust Co ttee fbo G. Walter Loewenbaum, Mr. Loewenbaum's pension plan, (d) 10,766 shares held in the name of The Waterproof Partnership LTD for which Mr. and Mrs. Loewenbaum serve as the general partners and as certain of the limited partners, and
     (e) 138,914 shares held in the name of Loewenbaum & Co., Inc., a wholly owned subsidiary of Loewenbaum Holdings, Co., a company in which Mr. Loewenbaum's family owns a majority interest.

(5) Includes (a) 14,652 shares of common stock held in the Arthur B. Sims Living Trust dated February 5, 1998 for which Mr. Sims serves as trustee, and (b) 310,765 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to April 29, 1999.

(6) Includes 150,000 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to April 29, 1999.

(7) Includes 7,500 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to April 29, 1999. Also includes 1,000 shares of common stock held in trust for the benefit of Mr. Kever's minor children, with respect to which Mr. Kever disclaims beneficial ownership.

(8) Includes 14,166 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to April 29, 1999.

(9) Includes 10,833 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to April 29, 1999.

(10) Includes (a) 24,699 shares of common stock held in the Alpert Living Trust dated January 21, 1998, for which Mr. & Mrs. Alpert serve as trustees, and
     (b) 49,442 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to April 29, 1999.

(11) Includes 18,750 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to April 29, 1999.

(12) Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over the securities that are owned by the Portfolios. All securities reported as held by Dimensional are owned by the Portfolios, and Dimensional disclaims beneficial ownership of such securities. All information regarding the beneficial ownership of Company securities by Dimensional is taken exclusively from a Form 13G filed by Dimensional on February 11, 1999.

(13) All information regarding the beneficial ownership of Company securities by The Clark Estates is taken exclusively from a Form 13D filed by The Clark Estates on June 23, 1997.

(14) Includes 758,122 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to April 29, 1999.

     The information as to shares beneficially owned has been individually furnished by the respective Directors, Named Executive Officers, and other stockholders of the Company, or taken from documents filed with the Securities and Exchange Commission.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish the Company with all Section 16(a) forms they file. Based solely on its review of the copies of the forms received by it and written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that, during fiscal 1998, all the Company's executive officers, directors and greater-than-ten percent stockholders complied with all Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS

        Any stockholder who intends to present a proposal at the 2000 Annual Meeting of Stockholders for inclusion in the Company's Proxy Statement and Proxy form relating to such Annual Meeting must submit such proposal to the Company at its principal executive offices by December 28, 1999.

INDEPENDENT PUBLIC ACCOUNTANTS

        PricewaterhouseCoopers LLP, independent public accountants, were selected by the Board of Directors to serve as independent public accountants of the Company for fiscal 1998 and have been selected by the Board of Directors to serve as independent auditors for fiscal 1999.

SOLICITATION OF PROXIES

        It is expected that the solicitation of proxies will be by mail. The cost of solicitation by management will be borne by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable disbursements in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors and officers, without additional compensation, personally or by mail, telephone, telegram or otherwise for the purpose of soliciting such proxies.

ANNUAL REPORT ON FORM 10-K

        THE COMPANY'S ANNUAL REPORT ON FORM 10-K, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1998, WILL BE MADE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, 3D SYSTEMS, 26081 AVENUE HALL, VALENCIA, CALIFORNIA 91355.

                                            ON BEHALF OF THE BOARD OF DIRECTORS

                                            /s/ A. Sidney Alpert

                                            A. Sidney Alpert
                                            SECRETARY

26081 Avenue Hall
Valencia, California  91355
April 26, 1999

                             3D SYSTEMS CORPORATION
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS


        The undersigned, a stockholder of 3D SYSTEMS CORPORATION, a Delaware corporation (the "Company"), hereby appoints Arthur B. Sims and Frank J. Spina, and each of them, as the proxies of the undersigned, with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company, to be held on May 20, 1999, and any postponements or adjournments thereof, and in connection herewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote, as follows:

        The Board of Directors recommends a WITH vote on Proposal 1, a FOR vote on Proposal 2, and an AGAINST vote on Proposal 3.

1.   ELECTION OF CLASS III DIRECTORS, as provided in the Company's Proxy
     Statement:

     ___ WITH       ___ WITHOUT Authority to vote for the nominees listed below.

     (Instructions: To withhold authority for the nominees, line through or otherwise strike out names below)

            Charles W. Hull               Ian L. White-Thomson


2. The approval of the amendment to the 1996 Stock Option Plan to increase the number of authorized shares by 800,000.

            ____ FOR          ____ AGAINST        ____ ABSTAIN

3. The approval of the stockholder proposal to amend the Executive Incentive Compensation Plan.

            ____ FOR          ____ AGAINST        ____ ABSTAIN


        The undersigned hereby revokes any other proxy to vote at such Meeting, and hereby ratifies and confirms all that said proxy may lawfully do by virtue hereof. With respect to such other business that may properly come before the meeting and any postponements or adjournments thereof, said proxy is authorized to vote in accordance with its best judgment.

        This Proxy will be voted in accordance with the instructions set forth above. This Proxy will be treated as a GRANT OF AUTHORITY TO VOTE FOR the election of the Class III Directors named, the amendment to the 1996 Stock Option Plan, and as said proxy shall deem advisable on such other business as may come before the Meeting, unless otherwise directed. This Proxy will be treated as a GRANT OF AUTHORITY TO VOTE AGAINST the stockholder proposal to amend the Executive Incentive Compensation Plan.

        The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated April 26, 1999 relating to the Meeting.

                                                        Date:  ___________, 1999



                                       ----------------------------------------



                                       ----------------------------------------
                                                  Signature(s) of Stockholder(s)
                                                        (See Instructions Below)

                                       The signature(s) hereon should correspond exactly with the name(s) of the stockholder(s) appearing on the Stock Certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.


        THIS PROXY IS SOLICITED BY
        THE BOARD OF DIRECTORS OF 3D SYSTEMS CORPORATION